As filed with the Securities and Exchange Commission on June 23, 2022

Registration No. 333-211924
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________
Post-Effective Amendment No. 1
To
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
Preferred Apartment Communities, Inc.
(Preferred Apartment Communities, LLC as successor by merger to Preferred Apartment Communities, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction of Incorporation or Organization)	27-1712193 (I.R.S. Employer Identification No.)
________________________

3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327
(770) 818-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey R. Sprain, Esq.
Preferred Apartment Communities, Inc.
3284 Northside Parkway NW
Suite 150
Atlanta, Georgia 30327
(770) 818-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Brian M. Stadler
Matthew B. Rogers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000
________________________

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-211924) (the “Registration Statement”) of Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), which was filed with the Securities and Exchange Commission on June 8, 2016.

On June 23, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 16, 2022, among the Company, Pike Parent LLC, a Delaware limited liability company, Pike Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), Pike Merger Sub II LLC, a Delaware limited liability company, Pike Merger Sub III LLC, a Delaware limited liability company, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, and PAC Operations, LLC, a Delaware limited liability company, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”), under the name “Preferred Apartment Communities, LLC”.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 23, 2022.

Preferred Apartment Communities, LLC
(as successor by merger to Preferred Apartment Communities, Inc.)

By:    /s/ Jacob Werner
Name: Jacob Werner
Title: Senior Managing Director and Vice President